EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-133527; 333-146339; and 333-153499 on Form S-8 of our report dated February 18, 2009, relating to the financial statements and financial statement schedule of NightHawk Radiology Holdings, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting standard) and our report dated February 18, 2009, on the effectiveness of internal control over financial reporting of NightHawk Radiology Holdings, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of NightHawk Radiology Holdings, Inc. and subsidiaries for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Boise, ID

February 18, 2009